EXHIBIT 10.1

Identification of Categories of Criteria under the 2003 Senior Executive Incentive Plan

On March 30, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Iron Mountain Incorporated (the “Company”) established the categories of criteria to determine the 2005 bonus, payable in 2006, to the Chief Executive Officer of the Company under the Company’s 2003 Senior Executive Incentive Plan. The categories of criteria, are as follows: (1) Gross Revenue Achievement, (2) Achievement of Corporate Goal (Contribution Attainment (Operating Income Before Depreciation and Amortization (OIBDA))) and (3) Achievement of Other Corporate Goals. The category “Achievement of Other Corporate Goals” includes various initiatives of the Company. The bonus may be reduced in the discretion of the Compensation Committee, after consultation with the Chairs of the Audit and Executive Committees of the Board of Directors, in accordance with the Company's 2003 Senior Executive Incentive Plan.